Exhibit 10.20

EXECUTION VERSION

SHARE SUBSCRIPTION AGREEMENT

DATED March 10, 2014

BY AND BETWEEN

TENCENT HOLDINGS LIMITED

HUANG RIVER INVESTMENT LIMITED

AND

JD.COM, INC.

i

ii

Section 7.15	Schedules, Exhibits and Certificates	42
Section 7.16	Counterparts	42
Section 7.17	Disclosure Schedule Matters	42

iii

SHARE SUBSCRIPTION AGREEMENT

THIS SHARE SUBSCRIPTION AGREEMENT (“Agreement”), dated as of March 10, 2014, is between Tencent Holdings Limited, an exempted company registered under the laws of the Cayman Islands (“Tencent Parent”), and JD.com, Inc., an exempted company registered under the laws of the Cayman Islands (“JD Parent”), and solely for the purposes of Section 2 herein, Huang River Investment Limited, an exempted company registered under the laws of the British Virgin Islands (“BuyCo”).

WITNESSETH:

WHEREAS, Tencent Parent is the direct or indirect owner of, or directly or indirectly controls, certain entities described in Schedule 1-Part A hereto;

WHEREAS, pursuant to the terms and conditions of this Agreement and the Transaction Documents, JD Parent desires to purchase, or cause one or more of its Subsidiaries or Affiliates to purchase, from Tencent Parent or from one or more of its Subsidiaries or Affiliates, certain equity interests described in Schedule 2 hereto;

WHEREAS, pursuant to the terms and conditions of this Agreement, JD Parent and Tencent Parent desire to enter into the BCA and the Transition Cooperation Agreement (each as defined below); and

WHEREAS, pursuant to the terms and conditions of this Agreement, JD Parent desires to issue and sell to Buyco, a Subsidiary of Tencent Parent, and Tencent Parent desires to purchase, or cause Buyco to purchase, from JD Parent, 351,678,637 Ordinary Shares of JD Parent constituting 15% of JD Parent’s issued and outstanding share capital on a Fully-Diluted (by Treasury Method) basis (the “JD Shares”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01         Definitions. As used in this Agreement, the following terms have the meanings indicated below:

“Affiliate” means any Person that directly or indirectly controls, is controlled by or is under common control with JD Parent or Tencent Parent, as the case may be. As used in this definition, “control” (including, its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other ownership interests, by Contract or otherwise).

“Approval” means any approval, authorization, consent, permit, qualification or registration, or any waiver of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

“Assets and Properties” means “assets and properties” under any Transaction Document.

“Assumed Liabilities” means all Liabilities assumed by, or transferred to, JD Parent and/or its Subsidiaries and Affiliates pursuant to any Transaction Document including with respect to any Reorganization In Assets.

“BCA” means the business cooperation agreement between Tencent Parent and JD Parent, substantially in the form set forth in Exhibit A.

“Business Day” means as any day other than a Saturday or Sunday on which banks are ordinarily open for business in the Hong Kong Special Administrative Region of the PRC (“Hong Kong”), PRC and the Cayman Islands.

“Contracts” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, mortgage, security agreement, license, franchise, commitment or other arrangement or agreement, whether written or oral.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, title defect, preemptive or similar right or other encumbrance.

“Excluded Businesses” means each business of Tencent Parent and its Subsidiaries excluding the Transferred Business.

“Founder” means Liu Qiangdong with PRC ID Number ***.

“Fully-Diluted (by Treasury Method)” means calculated in accordance with the methodology set forth on Schedule 4 hereto.

“Fundamental JD Warranties” means (i) the representations and warranties provided by any JD Group Company in any Transaction Document that are identified as fundamental representations and warranties of such JD Group Company, and (ii) the representations and warranties set forth under Sections 4.01 (Organization, Standing and Qualification), 4.02 (Capitalization; No Other Agreements), 4.04 (Due Authorization), 4.05 (Valid Issuance of JD Shares), 4.16 (Taxes), 4.21 (Exempt Offering; Investment Company) and 4.26 (Insolvency),  of this Agreement.

“Fundamental Tencent Warranties” means (i) the representations and warranties of Tencent Parent under Article III-A hereof relating to any representations and warranties provided by Tencent Parent or any of its Subsidiaries or Affiliates in any Transaction Document that are identified as fundamental representations and warranties of Tencent Parent or such Subsidiary or Affiliate of Tencent Parent, including by use of the term “fundamental Tencent warranties,” and (ii) the representations and warranties set forth under Sections 3.01 (Organization, Standing),

3.02 (Due Authorization), 3.05 (Purchase for Own Account), 3.06 (Investment Experience) and 3.07 (Status) in this Agreement.

“Governmental Entity” means any federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental, regulatory, self-regulatory or enforcement authority or instrumentality, whether domestic, foreign or supranational.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“IFRS” means International Financial Reporting Standards, in effect from time to time, consistently applied.

“Indebtedness” means (a) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (c) all obligations under financing leases, (d) all obligations under or with respect to letters of credit or banker’s acceptances, (e) all liabilities secured by any Encumbrance on any property and (f) all obligations to guarantee or act as surety or be responsible for Indebtedness described in (a) — (e) above.

“Investee” means any Person defined as Investee under the Transaction Documents.

“IPO Articles” means the restated memorandum and articles of association of JD Parent adopted immediately prior to an initial public offering as attached hereto in Schedule 7.

“IPO Subscription Agreement” means the share purchase agreement dated the date hereof between Tencent Parent and JD Parent.

“JD Business” means the (a) the e-commerce business (including business-to-consumer or B2C), (b) the business of the sale of digital products, food, healthcare products, clothes, cosmetic products, books, audio/video products and other general merchandise products through the internet websites and relevant services and (c) logistics, in each case, as conducted by the JD Group Companies.

“JD Constitutional Documents” means the Restated Articles, the certificate of incorporation or other equivalent corporate charter documents of any of the JD Group Companies, including the JD Control Documents.

“JD Control Documents” means Contracts between JD Parent and Jingdong Century, on the one hand, and any of the JD PRC Affiliates or individual shareholders of the JD PRC Affiliates, on the other hand.

“JD Group Companies” means, collectively, (i) JD Parent, (ii) the offshore subsidiaries of JD Parent as listed in Part I of Schedule 3 attached hereto (excluding Justyle Group Limited and China Homerun Ltd.) (the “Offshore Subsidiaries”), (iii) each of the entities and their Subsidiaries (collectively the “JD PRC Subsidiaries,” and each, a “JD PRC Subsidiary”), as listed in Part II of Schedule 3 attached hereto, (iv) Beijing Jingdong 360 Degree E-Commerce Co., Ltd. (北京京东叁佰陆拾度电子商务有限公司), a limited liability company organized and existing under the laws of the PRC (“Jingdong 360”); and Jiangsu Yuanzhou E-Commerce Co., Ltd. (江苏圆周电子商务有限公司), a limited liability company organized and existing under the laws of the PRC (“Jiangsu Yuanzhou,” and together with Jingdong 360, the “JD PRC Affiliates,” and each a “JD PRC Affiliate”), and their Subsidiaries, each as listed in Part III of Schedule 3 attached hereto, and (v) any other entity whose financial statements are consolidated with those of JD Parent in accordance with US GAAP and are recorded on the books of JD Parent for financial reporting purposes (and each, a “JD Group Company”).

“JD Key Employees” means each of the executive officers of JD Parent.

“JD Material Adverse Effect” means any event, occurrence, fact, condition, change or development, individually or together with other events, occurrences, facts, conditions, changes or developments, that (a) has had, has, or would reasonably be expected to have a material adverse effect on the JD Business as presently conducted, or the condition (financial or otherwise), affairs, properties, employees, liabilities, assets or results of operation of the JD Group Companies taken as a whole or (b) prevents or materially alters the ability of any JD Group Company to perform its material obligations under this Agreement or the Transaction Documents; provided, however, that in determining whether a JD Material Adverse Effect has occurred, there shall be excluded any effect on the JD Business or any JD Group Company relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement or taken at the written direction of Tencent Parent, (ii) changes affecting the industry in which the JD Group Companies operate generally or the economy of the PRC or any other market where the JD Group Companies have material operations or sales generally (provided in each case that such changes do not have a unique or materially disproportionate impact on the JD Business), or (iii) the announcement or consummation of the transactions contemplated by this Agreement.

“Jingdong Century” means Beijing Jingdong Century Trading Co., Ltd., a limited liability company organized and existing under the laws of PRC.

The phrase “to the Knowledge of,” when used in reference to a JD Group Company, means the actual knowledge of the JD Key Employees after due and diligent inquiries of the employees or outside consultants of such party or its Subsidiaries and controlled Affiliates reasonably believed to have knowledge of the matter in question, and, when used in reference to Tencent Parent or Tencent Key Employees, means the actual knowledge of the Tencent Key Employees after due and diligent inquiries of the employees or outside consultants of such party or its Subsidiaries or controlled Affiliates reasonably believed to have knowledge of the matter in question.

“Law” means any local, county, state, federal, foreign or other law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity, and any rules and regulations of any self-regulatory organization (including any securities exchange).

“Legal Requirement” means, with respect to any Person, any Law, treaty, statute, code, ordinance, decree, administrative order, constitution, bylaw, permit, directive, policy, standard, rule, regulation, guideline and lawful requirements of any Governmental Entity and all judicial, quasi-judicial, administrative, quasi-administrative and arbitral judgments, orders (including injunctions) decisions or awards of any Governmental Entity.

“Liability” means all Indebtedness, obligations and other liabilities of a Person, whether direct or indirect, absolute, accrued, contingent or otherwise, known or unknown, fixed or otherwise, due or to become due, whether or not accrued or paid.

“Max Smart” means Max Smart Limited, a company organized under the laws of the British Virgin Islands.

“Ordinary Shares” means ordinary shares, par value US$0.00002 per share, of JD Parent.

“Permit” means any license, permit, franchise, authorization, approval or registration.

“Permitted Encumbrances” means (a) statutory liens for current Taxes, assessments or other governmental charges not yet due or delinquent or are being contested in good faith and for which adequate provision has been made in the financial statements of JD Parent provided to Tencent Parent prior to the execution of this Agreement in accordance with IFRS, (b) zoning, entitlement and other land use regulations by any Governmental Entity provided that such regulations or other requirements have not been violated and such regulations and requirements do not materially affect the value or interfere with the use made or to be made of the relevant Assets and Properties to which they apply, (c) mechanic’s, materialman’s, carrier’s, repairer’s and other similar Liens (i) arising or incurred in the ordinary course of business or (ii) that are not yet due and payable or (iii) that are being contested in good faith and for which adequate provision has been made in the financial statements of JD Parent provided to Tencent Parent prior to the execution of this Agreement in accordance with IFRS; (d) Encumbrances disclosed in the financial statements of JD Parent provided to Tencent Parent prior to the execution of this Agreement; and (e) Encumbrances incurred in the ordinary course of business.

“Person” means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, or unincorporated organization, or any Governmental Entity, officer, department, commission, board, bureau, or instrumentality thereof.

“PRC” means the People’s Republic of China, excluding Hong Kong, Taiwan and Macau Special Administrative Region for the purposes of this Agreement.

“Post-Closing Transfer Asset” means a “post-closing transfer asset” under a Transaction Document.

“Post-Closing Transfer Date” with respect to a Transfer Representation and a Post-Closing Transfer Asset under a Transaction Document, the “post-closing transfer date” under such Transaction Document.

“Relevant Claim”  has the same meaning as under the Transaction Documents.

“Reorganization Out Assets” means any Assets and Properties, Contracts or Liabilities in the Transferred Companies relating to the Excluded Business contemplated to be transferred out from the Transferred Companies.

“Reorganization In Assets” means any Assets and Properties, Contracts or Liabilities relating to the Transferred Business contemplated to be injected into any Transferred Company under any Transaction Document as of the time stated therein.

“Required Transfer”  has the same meaning as under the Transaction Documents.

“Restated Articles” means the Second Amended and Restated Memorandum and Articles of Association of JD Parent, adopted at Closing by the shareholders of JD Parent, substantially in the form attached hereto as Exhibit B.

“Restated Shareholders Agreement” means the Thirteenth Amended and Restated Shareholders Agreement, substantially in the form set forth in Exhibit C.

“Retained Liabilities” means any “retained liabilities” under any Transaction Document.

“Subsidiary” with respect to any Person, means any other Person, whether or not existing on the date hereof, in which the specified Person directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest or voting power of or in such other Person or otherwise controls such other Person, whether through Contract or otherwise (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of such Person).

“Tax” or “Taxes” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to any income, capital gains, value-added, sales, service, excise, withholding, transfer, stamp or other taxes or similar charges), together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority.

“Tax Return” means and includes all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes.

“Taxing Authority” means any Governmental Entity responsible for the imposition of any Tax.

“Tencent Key Employees” means the executive officers of Tencent Parent.

“Tencent Material Adverse Effect” means any event, occurrence, fact, condition, change or development, individually or together with other events, occurrences, facts, conditions, changes or developments, that (a) has had, has, or would reasonably be expected to have a material adverse effect on the business of the Transferred Companies (as presently conducted and presently contemplated to be conducted), the Transferred Assets and Reorganization In

Assets taken as a whole, or the condition (financial or otherwise), affairs, properties, employees, liabilities, assets or results of operation of the Transferred Companies or the Transferred Assets or Reorganization In Assets, taken as a whole, or (b) prevents or materially alters the ability of any of Tencent Parent or its Subsidiaries to perform its material obligations under this Agreement or the other Transaction Documents; provided, however, that in determining whether a Tencent Material Adverse Effect has occurred, there shall be excluded any effect on the Transferred Business and the Transferred Assets and Reorganization In Assets relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement or taken at the written direction of JD Parent, (ii) changes affecting the industry in which the Transferred Companies operate generally or the economy of the PRC or any other market where the Transferred Companies  have material operations or sales generally (provided in each case that such changes do not have a unique or materially disproportionate impact on the Transferred Business), or (iii) the announcement or consummation of the transactions contemplated by this Agreement.

“Transaction Documents” means, collectively, this Agreement, the BCA, the Transition Cooperation Agreement, the Restated Shareholders Agreement and each other document or agreement entered into or delivered in connection with the transactions contemplated hereby and thereby on or about the date hereof by and among Tencent Parent and its Subsidiaries and Affiliates on the one hand, and JD Parent and its Subsidiaries and Affiliates on the other hand.

“Transferred Assets” means any assets described as “transferred assets” under any Transaction Document.

“Transferred Business” means the Pai Pai/Wanggou open platform business.

“Transfer Representations” means each representation and warranty defined as a “transfer representation” under any Transaction Document.

“Transferred Companies” means each of the entities set forth in Schedule 1-Part B hereto

“Transition Cooperation Agreement” means the transition cooperation agreement of an even date herewith between Tencent Parent and JD Parent, substantially in the form set forth in Exhibit D.

“US GAAP” means the generally accepted accounting principles of the United States.

Section 1.02         Additional Defined Terms. In addition to terms defined above, the following terms shall have the respective meanings given to them in the sections set forth below:

Defined term	Section
accredited investor	Section 3.08(b)
Act	Section 3.08
Affiliate	Section 1.01
Approval	Section 1.01
Assets and Properties	Section 1.01
BCA	Section 1.01

Business Day	Section 1.01
Closing	Section 2.02(a)
Closing Date	Section 2.02(a)
Confidential Information	Section 5.02(a)
Consultation Period	Section 7.13(b)
Contracts	Section 1.01
JD Business	Section 1.01
JD Constitutional Documents	Section 1.01
JD Disclosure Schedule	Article IV
JD Group Companies	Section 1.01
JD Group Company	Section 1.01
JD Indemnitee	Section 6.02(a)
JD Key Employees	Section 1.01
JD Material Adverse Effect	Section 1.01
JD Parent	Preamble
JD PRC Affiliate	Section 1.01
JD PRC Affiliates	Section 1.01
JD PRC Subsidiaries	Section 1.01
JD PRC Subsidiary	Section 1.01
JD Shares	Recitals
Dispute	Section 7.13(b)
Encumbrance	Section 1.01
Equity Interest	Recitals
Excluded Businesses	Section 1.01
Founder	Section 1.01
Fully Diluted	Section 1.01
Fundamental JD Warranties	Section 7.01(a)
Fundamental Tencent Warranties	Section 7.01(b)
Governmental Entity	Section 1.01
HKIAC	Section 7.13(c)
Hong Kong	Section 1.01
IFRS	Section 1.01
Indebtedness	Section 1.01
Jiangsu Yuanzhou	Section 1.01
Jingdong 360	Section 1.01
Jingdong Century	Section 1.01
Law	Section 1.01
Legal Requirement	Section 1.01
Liability	Section 1.01
Losses	Section 6.01(a)
Max Smart	Section 1.01
Offshore Payment	Section 2.01(b)
Offshore Subsidiaries	Section 1.01
Ordinary Shares	Section 1.01
Permit	Section 1.01
Permitted Encumbrances	Section 1.01

Person	Section 1.01
Post-Closing Execution Covenants	Section 5.01(b)
PRC	Section 1.01
Pre-Signing Reorganization	Section 1.01
Registration Statement	Article IV
Restated Articles	Section 1.01
Restated Shareholders Agreement	Section 1.01
Retained Liabilities	Section 1.01
SEC	Section 3.08
Subsidiary	Section 1.01
Tax	Section 1.01
Tax Return	Section 1.01
Taxes	Section 1.01
Taxing Authority	Section 1.01
Tencent E-Commerce Interests	Recitals
Tencent Indemnitee	Section 6.01(a)
Tencent Key Employees	Section 1.01
Tencent Material Adverse Effect	Section 1.01
Tencent Parent	Preamble
Tencent WFOE	Recitals, Recitals
Tencent WFOE Interests	Recitals
Tianjin Star East	Section 1.01
Transferred Assets	Section 1.01
Transferred Business	Section 1.01
Transferred Companies	Section 1.01
Transaction Documents	Section 1.01
Transition Cooperation Agreement	Section 1.01
US GAAP	Section 1.01
YX Logistics	Schedule 1
YX Logistics Interests	Schedule 1

ARTICLE II.

CERTAIN TRANSACTIONS

Section 2.01         Certain Transactions.  On the terms and subject to the conditions set forth in this Agreement and the Transaction Documents, as applicable:

(a)           JD Parent shall allot and sell to BuyCo, and Tencent Parent shall cause BuyCo to purchase from JD Parent, the JD Shares free and clear of all Encumbrances and having the rights, privileges and restrictions set forth in the Restated Articles;

(b)           Tencent Parent shall pay, or cause BuyCo to pay, US$214,661,998 to JD Parent (the “Offshore Payment”) by delivery of a promissory note at Closing, followed by wire transfer by close of business on the same Business Day as the Closing of immediately available funds to the account designated by JD Parent in Schedule 10 hereto (following receipt of which the obligations under the promissory note shall be discharged in accordance with its terms);

(c)           Tencent Parent shall deliver to JD Parent the BCA and the Transition Cooperation Agreement duly and validly executed by Tencent Parent;

(d)           JD Parent shall deliver to Tencent Parent the BCA and the Transition Cooperation Agreement duly and validly executed by JD Parent;

(e)           JD Parent shall cause one or more of the JD Group Companies to purchase, acquire and accept from Tencent Parent and/or its Subsidiaries and Affiliates Transferred Assets, Transferred Companies, Transferred Business and assume the Assumed Liabilities under the Transaction Documents as and when described therein; and

(f)            Tencent Parent shall cause one or more of its Subsidiaries or Affiliates to sell or transfer to JD Parent and/or its Subsidiaries and Affiliates Transferred Assets, Transferred Companies, Transferred Business and cause such Subsidiaries or Affiliates (other than the Transferred Companies and the Investee) to assume and/or to retain the Retained Liabilities under the Transaction Documents as described therein.

Section 2.02         Closing Deliverables.

(a)           The closing of the transactions contemplated by Section 2.01 (the “Closing”) shall take place remotely via the electronic exchange of the closing documents and signatures (followed by prompt delivery of the originals therefor) on the date hereof (the “Closing Date”). All transactions occurring at the Closing shall be deemed to occur simultaneously, and shall be effective as of the Closing and upon occurrence of all transactions contemplated by this Section 2.02. For the avoidance of doubt, the consummation of the transactions described in this Section 2.02 shall occur together, and the Closing shall be deemed not to have occurred if any party fails to deliver any agreement or other instrument or document required under this Section 2.02.

(b)           At the Closing, Tencent Parent shall:

(i)            deliver to JD Parent copies of the Transaction Documents duly and validly executed by Tencent Parent and/or its Subsidiaries and Affiliates that are a party thereto;

(ii)           deliver to JD Parent the opinions from PRC counsel, in substantially the form attached hereto as Exhibit E-1 and Exhibit E-2 addressed to JD Parent and dated as of the Closing Date;

(iii)          deliver or cause the delivery of all the documents expressly required under the Transaction Documents required to be delivered to JD Parent, its Subsidiaries or Affiliates at Closing, as applicable; and

(iv)          deliver to JD Parent a Secretary’s Certificate certifying that the board of directors of Tencent Parent has duly approved this Agreement and the Transaction Documents.

(c)           At the Closing, JD Parent shall:

(i)            deliver to Tencent Parent duly issued share certificates issued in favor of BuyCo representing the JD Shares purchased by Tencent Parent or such Subsidiary, duly signed and sealed for and on behalf of JD Parent;

(ii)           deliver to Tencent Parent copies of the Transaction Documents duly and validly executed by each party to such Transaction Document (other than Tencent Parent and/or its Subsidiaries and Affiliates);

(iii)          cause its register of members to be duly updated to reflect the issue and allotment of JD Shares purchased by BuyCo, and deliver a copy of such updated register of members to Tencent Parent, certified as a true and correct copy by JD Parent’s registered office provider;

(iv)          deliver to Tencent Parent  an updated copy of the register of directors of JD Parent to evidence the appointment of Tencent Parent’s nominee to the board of directors of JD Parent, such register duly certified as a true and correct copy by JD Parent’s registered agent or a director of JD Parent;

(v)           deliver to Tencent Parent the opinions from PRC counsel, in substantially the form attached hereto as Exhibit F-1 and Exhibit F-2, and from Cayman Islands counsel, in substantially the form attached hereto as Exhibit G, in each case addressed to Tencent Parent and dated as of the Closing Date;

(vi)          deliver to Tencent Parent a certificate of good standing, dated no later than five (5) Business Days prior to the Closing Date, issued by the Registrar of Companies of the Cayman Islands with respect to JD Parent; and

(vii)         deliver to Tencent Parent copies of the resolutions of the board of directors of JD Parent, approving this Agreement and the Transaction Documents.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF TENCENT PARENT

Tencent Parent hereby represents and warrants to JD Parent as of the date hereof and the Closing Date (except for such representations and warranties made only as of a specific date), as follows:

Section 3.01         Organization; Standing.  Tencent Parent is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to enter into, and perform each of its obligations under, this Agreement, each Transaction Document and under any agreement contemplated hereunder to which it is a party.

Section 3.02         Due Authorization.

(a)           The execution, delivery and performance on the part of Tencent Parent, each Subsidiary or Affiliate of Tencent Parent party to any Transaction Document and the consummation of the transactions contemplated hereby and under any other Transaction Document are within their respective corporate powers and have been duly authorized by all necessary corporation action on the part of Tencent Parent or such Subsidiary of Tencent Parent. This Agreement and each of the Transaction Documents will be when delivered at Closing, duly and validly executed and delivered by each of Tencent Parent and its Subsidiaries and Affiliates that is a party thereto, and (assuming due authorization, execution and delivery by each JD Group Company that is a party thereto) constitutes the legal, valid and binding obligation of Tencent Parent and its Subsidiaries and Affiliates that are a party thereto, enforceable in accordance with its terms, subject, in each case, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

(b)           Neither the execution and delivery and performance of this Agreement or any other Transaction Document by Tencent Parent and its Subsidiaries or Affiliates that are a party thereto, nor the consummation of the transactions contemplated hereby and thereby will (i) conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or obligation or loss of any benefit, or the creation or imposition of any Encumbrance under (A) any provision of Tencent Parent’s or any of its Subsidiaries’ or Affiliate’s articles, organizational or constitutional documents, (B) any mortgage, indenture, lease Contract, agreement, instrument or understanding to which any of the foregoing is a party or to which any of its or its Subsidiary’s or Affiliate’s properties or assets are bound or (C) any Legal Requirement applicable to Tencent Parent or any of its Subsidiaries or Affiliates or any of their respective properties or assets with such exceptions, in the case of each of clauses (B) and (C), as would not have, individually or in the aggregate, have a Tencent Material Adverse Effect; or (ii) require any Approval of any Governmental Entity or any third party other than Approvals required under any of the Transaction Documents.

Section 3.03         Litigation. There is no action, suit, proceeding, claim, arbitration or investigation (“Action”) pending or, to the Knowledge of Tencent Parent, currently threatened against (a) Tencent Parent or any of its Subsidiaries or their activities, properties or assets or, to the Knowledge of Tencent Parent, against any officer or director Tencent Parent or any of its Subsidiaries in connection with such officer’s or director’s relationship with, or actions taken on behalf of Tencent Parent or any of its Subsidiaries, which would have a Tencent Material Adverse Effect, or (b) that questions the validity of this Agreement or any Transaction Document, the right of Tencent Parent or any of its Subsidiaries to enter into them, or to consummate the transactions contemplated by this Agreement or any Transaction Document. To the Knowledge of Tencent Parent, there is no factual or legal basis for any such Action that is likely to result individually or in the aggregate in a Tencent Material Adverse Effect.

Section 3.04         Financial Advisor Fees.  Other than Barclays Bank PLC, there exists no agreement or understanding between Tencent Parent, its Subsidiaries or any Transferred Company and any investment bank or other financial advisor under which a Transferred Company may owe any brokerage, placement or other fees relating to the transactions contemplated by this Agreement or the Transaction Documents.

Section 3.05         Purchase for Own Account.  The JD Shares will be acquired for Tencent Parent’s or its Subsidiary’s own account, not as a nominee or agent, and not with a view to or in connection with the sale or distribution of any part thereof.  By executing this Agreement, Tencent Parent further represents that it does not have, and none of its Subsidiaries or Affiliates have, any Contract with any person to sell, transfer or grant participations to any person, with respect to any of the JD Shares.

Section 3.06         Investment Experience.  Tencent Parent acknowledges that Tencent Parent and its Subsidiaries can bear the economic risks of the investment, and have such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the JD Shares.

Section 3.07         Status.  BuyCo is (a) acquiring the JD Shares outside the United States in compliance with Regulation S under the U.S. Securities Act of 1933, as amended (the “Act”), and in accordance with any applicable securities laws of any state of the United States or any other jurisdiction or (b) an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect, under the Act.

ARTICLE III-A

Section 3A.01      Repetition of Representations and Warranties.  As of the date hereof and as of the Closing Date, each of the representations and warranties set forth in each of the Transaction Documents is true and correct subject to any disclosures qualifying such representations and warranties set forth in such Transaction Document, and each such representation and warranty in each such agreement shall and is hereby deemed to be included in this Agreement and repeated as a representation and warranty of Tencent Parent or JD Parent, as applicable, under this Agreement as of each such date.

Section 3A.02      Without limiting Section 3A.01, as of the Post-Closing Transfer Date with respect to a Post-Closing Transfer Asset, each of the Transfer Representations set forth in  the Transaction Documents, to the extent it relates to such Post-Closing Transfer Asset, is true and correct subject to any disclosures qualifying such representations and warranties set forth in such Transaction Document, and each such representation and warranty in each such Transaction Document shall and is hereby deemed to be included in this Agreement and repeated as a representation and warranty of Tencent Parent under this Agreement as of such date.

ARTICLE IV.

REPRESENTATIONS OF JD PARENT

Except as set forth in (a) the schedule delivered to Tencent Parent prior to the execution of this Agreement setting forth specific exceptions to JD Parent’s representations and warranties set forth herein (the “JD Disclosure Schedule”), and (b) the registration statement filed with the SEC on January 30, 2014 by JD Parent, including all financial statements included therein (the “Registration Statement”), JD Parent hereby represents and warrants to Tencent Parent as of the date hereof and the Closing Date (except for such representations and warranties made only as of a specific date) as follows:

Section 4.01         Organization, Standing and Qualification.  Each JD Group Company is duly organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite corporate power and authority to own its properties and to conduct its business as currently conducted and to perform each of its obligations hereunder and under any agreement contemplated hereunder to which it is a party.  Each JD Group Company has all requisite corporate power and authority to own, lease, operate or license, if applicable its Assets and Properties and carry on its business as now conducted, and is qualified to do business in each jurisdiction where such qualification is required except where the failure to be so qualified would have a JD Material Adverse Effect.

Section 4.02         Capitalization; No Other Agreements

(a)           Ordinary Shares.  Immediately prior to the Closing (and prior to the adoption of the Restated Articles), (i) the total authorized share capital of JD Parent is US$60,000 divided into 3,000,000,000 Ordinary Shares, par value US$0.00002 per share, which consists of 2,435,536,365 Ordinary Shares and 564,463,635 Preferred Shares, (ii) the total number of Ordinary Shares issued and outstanding on an as-converted basis is 2,012,682,683 Ordinary Shares, (iii) the maximum possible number of Ordinary Shares issued and issuable based on the existing issued and outstanding Ordinary Shares and Preferred Shares on the as-converted basis as well as Ordinary Shares reserved for issuance under JD’s 2013 Share Incentive Plan (the “JD 2013 Plan”), is 2,256,738,573 Ordinary Shares, (iv) the total number of Ordinary Shares underlying outstanding options granted under the JD 2013 Plan is 26,722,515 Ordinary Shares, exclusive of forfeited options, and (v) the total number of Ordinary Shares outstanding on a Fully Diluted (by Treasury Method), as-converted basis is 1,992,845,612 Ordinary Shares. Following the Closing (following the issuance of the JD Shares and the adoption of the Restated Articles), JD will amend and restate the JD 2013 Plan to add 117,226,212 Ordinary Shares to the total number of Ordinary Shares reserved under the JD 2013 Plan, of which 93,780,970 Ordinary Shares will be granted to the Founder or his Affiliates as share incentives to reward the Founder’s performance.

(b)           Preferred Shares.  Immediately prior to the Closing (and prior to the adoption of the Restated Articles), JD Parent is authorized to issue a total of 564,463,635 Preferred Shares, par value US$0.00002 per share, of JD Parent, of which (i) 221,360,925 are designated as Series A Preferred Shares, par value US$0.00002 per share (the “Series A Preferred Shares”), and 191,894,000 Series A Preferred Shares are issued and outstanding, (ii) 84,786,405 are designated as Series B Preferred Shares, par value US$0.00002 per share (the “Series B Preferred Shares”), and 84,786,405 Series B Preferred Shares are issued and outstanding and (iii) 258,316,305 are designated as Series C Preferred Shares, par value US$0.00002 per share (the “Series C Preferred Shares,” together with Series A Preferred Shares and Series B Preferred Shares, the “Preferred Shares”), and 258,316,305 Series C Preferred Shares are issued and outstanding.

(c)           Options, Warrants Reserved Shares.  Immediately prior to the Closing, JD

Parent has reserved enough Ordinary Shares for issuance upon the conversion of all Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares.  Except for (i) the conversion privileges of the Series A Preferred Shares, Series B Preferred Shares and Series C Preferred Shares, as provided in the Twelfth Amended and Restated Shareholders Agreement dated December 11, 2013 (the “Twelfth Shareholders Agreement”) and the Amended and Restated Memorandum and Articles of Association of JD Parent (the “Articles”), (ii) the shares of JD Parent (the “JD ESOP Shares”) reserved for issuance to the employees, directors, consultants and advisors of the JD Group Companies pursuant to the employee and advisor stock option plan from time to time duly adopted by JD Parent (the “JD ESOP”), and (iii) as set forth in any Transaction Document, there are no options, warrants, securities convertible into Ordinary Shares, Preferred Shares or any voting securities, Indebtedness having general voting rights or debt convertible into securities having such rights, agreements or rights of any kind with respect to the issuance or purchase of the JD Shares or any other securities of JD Parent. Except as set forth in this Section 4.02, any rights under applicable Law and any rights under the Transaction Documents, no shares of JD Parent are subject to any preemptive rights, rights of first refusal or other rights of any kind to purchase such shares in favor of any Person.

(d)           Outstanding Security Holders.  A true, complete and current list of all shareholders, option holders, warrant holders and other security holders of JD Parent as of the date hereof indicating the type and number of shares, options, warrants or other securities held by each such shareholder, option holder, warrant holder or other security holder is set forth in the shareholding tables in Section 4.02 of the JD Disclosure Schedule, except for the employees, directors, consultants or advisors of the JD Group Companies who have been allocated with any of the JD ESOP Shares pursuant to the employee and advisor stock option plan from time to time duly adopted by JD Parent.

(e)           No Acceleration.  Except for the JD ESOP, no share plan, share purchase, share option or other agreement between JD Parent and any holder of any securities of JD Parent or rights exercisable or convertible for securities of JD Parent provides for acceleration or other changes in the vesting provisions or other terms of such agreement or as a result of the consummation of the transactions contemplated in this Agreement.

(f)            Side Letters.  Other than the share purchase agreements, the shareholders agreement entered into in connection with the prior investments in JD Parent, and the Agreements on Post-MA&A, JD Parent has not entered into any agreement, arrangement or understanding (including, but not limited to, any side letters) with any shareholder of JD Parent in connection with the equity interests, share capital or registered capital in any JD Group Company. Prior to the date hereof, JD Parent has delivered to Tencent Parent true and complete copies of all documents, contracts, arrangements and understandings between any JD Group Company and the existing shareholders of JD Parent (including any agreements, arrangements or side letters with any of the existing shareholders of JD Parent).

(g)           Post-Closing Capitalization. Immediately following the Closing, the capital structure of JD Parent shall be as set forth in Schedule 4.

Section 4.03         Subsidiaries; Group Structure

(a)           One hundred percent (100%) of the equity interests of the JD PRC Subsidiaries are owned directly or indirectly by JD Parent, and the equity interests of the JD PRC Affiliates are held forty-five percent (45%) and fifty-five percent (55%), respectively, directly by the Founder and Sun Jiaming (孙加明), with the PRC identity number of 320881198008071616).  Apart from the entities listed in Schedule 3 or the Registration Statement, JD Parent does not presently own or control, directly or indirectly, any interest in any other Person which is still in operation.  The information relating to each JD Group Company as set out in Schedule 3 is true and accurate in all respects and there is no information the omission of which might make such information misleading or inaccurate in any respect.

(b)           There are no options, warrants, securities convertible into Ordinary Shares, Preferred Shares or any voting securities, Indebtedness having general voting rights or debt convertible into securities having such rights, agreements or rights of any kind with respect to the issuance or purchase of the equity interest of any of the JD PRC Subsidiaries and JD PRC Affiliates.

Section 4.04         Due Authorization.

(a)           The execution, delivery and performance on the part of each JD Group Company party to any Transaction Document and the consummation of the transactions contemplated hereby and under any other Transaction Document are within their respective corporate powers and have been duly authorized by all necessary corporation action on the part of JD Parent or such other JD Group Company. This Agreement and each of the Transaction Documents will be when delivered at Closing, duly and validly executed and delivered by each of JD Parent and each other JD Group Company that is a party thereto, and (assuming due authorization, execution and delivery by Tencent Parent and each Subsidiary or Affiliate of Tencent Parent) constitutes the legal, valid and binding obligation of JD Parent and each other JD Group Company that is a party thereto, enforceable in accordance with its terms, subject, in each case, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

(b)           Neither the execution and delivery and performance of this Agreement or any other Transaction Document by JD Parent and any other JD Group Company that is a party thereto, nor the consummation of the transactions contemplated hereby and thereby will (i) conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or obligation or loss of any benefit, or the creation or imposition of any Encumbrance under (A) any provision of JD Parent’s or any other JD Group Company’s articles, organizational or constitutional documents, (B) any mortgage, indenture, lease Contract, agreement, instrument or understanding to which any of the foregoing is a party or to which any of its or any properties or assets are bound or (C) any Legal Requirement applicable to JD Parent or any other JD Group Company’s or any of their respective properties or assets with such exceptions, in the case of each of clauses (B) and (C), as would not have, individually or in the aggregate, have a JD Material Adverse Effect; or (ii) require any Approval of any Governmental Entity or any third party other than Approvals required under any of the Transaction Documents.

Section 4.05         Valid Issuance of JD Shares

(a)           The JD Shares, when issued, sold and delivered in accordance with the terms of this Agreement and the Restated Articles, will be duly and validly issued, fully paid and non-assessable and free and clear of any Encumbrances.

(b)           All currently outstanding shares of JD Parent are duly and validly issued, fully paid and non-assessable, and all outstanding shares, options, warrants and other securities of JD Parent and each other JD Group Company have been issued in full compliance with the requirements of all applicable Laws and regulations including, to the extent applicable, the registration and prospectus delivery requirements of the Act, or in compliance with applicable exemptions therefrom.

(c)           All waivers of rights of first refusal, preemptive rights, redemption rights, co-sale or tag-along rights, drag-along rights, put or call rights, rights to liquidation preferences or special dividends or any other rights triggered by the transactions contemplated by this Agreement or the Transaction Documents have been duly and validly obtained and are irrevocable.

Section 4.06         Liabilities. None of the JD Group Companies have any Liabilities or obligations except Liabilities or obligations (a) stated or reserved against in the balance sheets included in the respective JD Financial Statements (as defined below) or in the notes thereof, (b) incurred in the ordinary course of business since September 30, 2013, or (c) which would not, individually or in the aggregate, be material to the JD Group Companies, taken as a whole.

Section 4.07         Title to Properties and Assets; ICP License.

(a)           The material Assets and Properties that are purported to be owned or reflected as owned in the JD Financial Statements are owned by the applicable JD Group Company free and clear of all Encumbrances (other than Permitted Encumbrances).  The applicable JD Group Companies hold valid leasehold interests in the material Assets and Properties that are purported to be leased or reflected as leased in the JD Financial Statements.  All such Assets and Properties are adequate for the uses to which they are being put and have been maintained and serviced in accordance with prudent practice and in compliance with all applicable Legal Requirements, in each case except as would not, individually or in the aggregate, be material to the JD Group Companies, taken as a whole.

(b)           Jingdong 360 has obtained and validly maintained in full force and effect the internet content provider license and has commenced to engage in the internet information service.  Neither the Founder nor his “associates” (as such term is defined under Rule 405 of the Act) has any interest in any other business operation which is similar to the JD Business (and to the extent there is or has been any such interest, such interest or business operation has been terminated and deregistered).

Section 4.08         Status of Intellectual Property.  Except as would not, individually or in the aggregate be material to the JD Business, to the extent any of the JD Group Companies purports to own any Intellectual Property, such JD Group Company owns such Intellectual Property free and clear of all Encumbrances (other than Permitted Encumbrances) or has a valid right or license to use, all Intellectual Property, including without limitation all Registered Intellectual Property, necessary and appropriate or otherwise material for the JD Business (the “JD Intellectual Property”) and without any conflict with or infringement of the rights of others. There are no material outstanding options, licenses, agreements or rights of any kind granted by any of the JD Group Companies or any other party relating to any JD Intellectual Property.  Except as would not, individually or in the aggregate, be material to the JD Business, none of the JD Group Companies is violating or has received any written communications alleging that it has violated any Intellectual Property of any other Person, nor, to the Knowledge of JD Parent, is there any reasonable basis therefor, nor to the Knowledge of JD Parent, is any third party currently violating any rights of the JD Group Companies to any JD Intellectual Property in any material respect.

Section 4.09         Material Contracts and Obligations.

(a)           None of the JD Group Companies is party to any Contracts:

(i)            containing exclusivity, non-competition, or similar clauses that materially impair, restrict or impose conditions on any JD Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise;

(ii)           termination of which would be reasonably likely to have a JD Material Adverse Effect; or

(iii)          obligating any JD Group Company to share, license or develop any material product or technology with any third party not in the ordinary course of business.

(b)           Each material Contract of each JD Group Company (the “JD Material Contracts”) constitutes the valid and legally binding obligation of the applicable JD Group Company and the other parties thereto, enforceable against each of them in accordance with its terms. Except as would not, individually or in the aggregate, be material to the JD Business or the JD Group Companies, taken as a whole, performance of each JD Material Contract does not violate any applicable Law, and each of the JD Material Contracts is in full force and effect.  Each applicable JD Group Company has duly performed all of its obligations under each JD Material Contract in all material respects to the extent that such obligations to perform have accrued, and none of the JD Group Companies has breached, nor does JD Parent have any Knowledge of any claim or threat that any term or condition of any JD Material Contract has been breached which would reasonably be expected to impose material liability on any JD Group Company or materially adversely affect the operations of the JD Business. No JD Group Company has given notice (whether or not written) that it intends to terminate a JD Material Contract or that any other party thereto has materially breached, violated or defaulted under any JD Material Contract.  No JD Group Company has received any notice (whether or not written) that (i) it has breached, violated or defaulted under any JD Material Contract or (ii) any other party thereto intends to terminate such JD Material Contract, and no Action is pending or, to the Knowledge of JD Parent, threatened that seeks to challenge any of the foregoing.

(c)           Without limitation to the foregoing subclause (a), none of the JD Group Companies has breached, and, to the Knowledge of JD Parent, no facts or circumstances are in existence which, with or without the passage of time, could lead to any of the JD Group Companies being in breach of: (i) the Series A Preferred Share Purchase Agreement (as defined in the Restated Shareholders Agreement), (ii) the Series B Preferred Share Purchase Agreement (as defined in the Restated Shareholders Agreement), (iii) Ordinary Share Purchase Agreement, dated December 31, 2009, by and among JD Parent, Max Smart, Jingdong Century, certain other PRC Subsidiaries, Jingdong 360, the Founder and Tiger Global Five 360 Holdings, (iv) Ordinary Share Purchase Agreement, dated March 17, 2010, by and among JD Parent, the Founder, Kaixin Asia Limited and Accurate Way Limited, (v) May 2010 Ordinary Share Purchase Agreement (as defined in the Restated Shareholders Agreement), (vi) Rescission Agreement, dated September 3, 2010, by and among JD Parent, Max Smart, Tiger 360Buy and certain individual shareholders, (vii) Share Purchase Agreement, dated September 3, 2010, by and among Max Smart, Tiger 360Buy and certain individual shareholders, (viii) Series C Preferred Share Subscription Agreement (as defined in the Restated Shareholders Agreement), (ix) the Warrants (as defined in the Restated Shareholders Agreement), which have been fully and duly exercised by the relevant parties (or its Affiliates) to the Warrants pursuant to the terms and conditions in the respective Warrant, (x) First DST Global Ordinary Share Purchase Agreement (as defined in the Restated Shareholders Agreement), (xi) Second DST Global Ordinary Share Purchase Agreement (as defined in the Restated Shareholders Agreement), (xii) Sequoia Ordinary Share Purchase Agreement (as defined in the Restated Shareholders Agreement), (xiii) Classroom Ordinary Share Purchase Agreement (as defined in the Restated Shareholders Agreement), (xiv) Kingdom Ordinary Share Purchase Agreement (as defined in the Restated Shareholders Agreement), (xv) China Life Purchase Agreement (as defined in the Restated Shareholders Agreement) and (xvi) all shareholder rights and voting agreements of JD Parent, including the Restated Shareholders Agreement; and none of the JD Group Companies has any liability (including any contingent liability) under any of the foregoing agreements.

Section 4.10         Litigation. There is no material Action pending or, to the Knowledge of JD Parent, currently threatened (a) against any of the JD Group Companies, any JD Group Company’s activities, properties or assets or, to the Knowledge of JD Parent, against any officer or director of each JD Group Company in connection with such officer’s or director’s relationship with, or actions taken on behalf of any JD Group Company, which would have a JD Material Adverse Effect, or (b) questions the validity of this Agreement or any Transaction Document, the right of any JD Group Company to enter into them, or to consummate the transactions contemplated by this Agreement or any Transaction Document. To the Knowledge of JD Parent, there is no factual or legal basis for any such Action that is likely to result individually or in the aggregate in a JD Material Adverse Effect.

Section 4.11         Compliance with Laws; Approvals and Permits.

(a)           None of JD Parent, the employee shareholders and, to the Knowledge of JD Parent, any other beneficial owners of JD Parent who are PRC residents as defined under Circular 75 (as defined below) is in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of the JD Business or the ownership of JD Group Companies’ properties, including but not limited to the registration requirement for the Founder’s, the employee shareholders’ and, to the Knowledge of JD Parent, any other PRC resident’s (indirect) investment in JD Parent under the Circular 75 issued by the State Administration of Foreign Exchange (“SAFE”) on October 21, 2005, titled “Notice Regarding Certain Administrative Measures on Financing and Inbound Investments by PRC Residents Through Offshore Special Purpose Vehicles”, effective as of November 1, 2005 (“Circular 75”), and any successor rule or regulation under PRC law, including any applicable implementing rules or regulations of Circular 75.

(b)           Each of the JD Group Companies have all material franchises, Permits, licenses and any similar authority necessary for the conduct of the JD Business as currently conducted or the ownership of its assets.  Each of the JD Group Companies is and has been in compliance with all relevant Legal Requirements.  None of the JD Group Companies has received any letter or notice from any relevant authority notifying revocation of any Permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by it. None of the JD Group Companies is in default under any of such franchises, Permits, licenses or other similar authority except to the extent it does not in the aggregate have a JD Material Adverse Effect.  In respect of any material Permits requisite for the conduct of any part of the business of any of the JD Group Companies which are subject to periodic renewal, to the Knowledge of JD Parent, there is no reason to believe that such requisite renewals will not be timely granted or renewed by the relevant PRC authorities.

Section 4.12         Registration Rights.  Except as provided in the Restated Shareholders Agreement, JD Parent has not granted or agreed to grant any person or entity any registration rights (including piggyback registration rights) with respect to, nor is JD Parent obliged to list, any of JD Parent’s shares (or JD PRC Subsidiaries’ or the JD PRC Affiliates’ shares) on any securities exchange.  Except as provided by the Twelfth Shareholders Agreement, the Articles, the JD Control Documents, the Restated Articles, the Restated Shareholders Agreement, the Agreement on Post-IPO Memorandum and Articles of Association, dated as of February 10, 2012 by and among JD Parent and certain shareholders of JD Parent and related side agreements and as contemplated under this Agreement and the other Transaction Documents, there are no voting or similar agreements which relate to the shares of JD Parent or any of the equity interests of the JD PRC Subsidiaries or the JD PRC Affiliates.

Section 4.13         Financial Advisor Fees.  Other than Merrill Lynch (Asia Pacific) Limited and China Renaissance Securities (Hong Kong) Limited, whose fees, costs and expenses shall be paid by JD Parent, there exists no agreement or understanding between any JD Group Company and any investment bank or other financial advisor under which such JD Group Company may owe any brokerage, placement or other fees relating to the offer or sale of the JD Shares.

Section 4.14         Financial Statements.  The following financial statements of the JD Group Companies, namely (a) the audited consolidated financial statements of the JD Group Companies for the periods from January 1, 2011 to December 31, 2011, from January 1, 2012 to December 31, 2012, and (b) the unaudited consolidated financial statements of the JD Group Companies for the interim period from January 1, 2013 to September 30, 2013 have been prepared in accordance with US GAAP without having been audited by outside independent auditors are (i) in accordance with the books and records of the JD Group Companies, (ii) true, correct and complete and present fairly the financial condition of the JD Group Companies at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (iii) have been prepared in accordance with generally accepted accounting principles of the United States (“US GAAP”), applied on a consistent basis, except (as to the unaudited financial statements) for the omission of notes thereto and normal year-end provisions and audit adjustments (collectively, the “JD Financial Statements”).  Except as disclosed in the JD Financial Statements, none of the JD Group Companies is a guarantor or indemnitor of any material Indebtedness of any Person other than the JD Group Companies.  Each JD Group Company maintains and will continue to maintain a standard system of accounting established and administered in accordance with generally accepted accounting principles as required in the jurisdiction where it is incorporated.

Section 4.15         Activities Since Financial Statements Date.

Since September 30, 2013, with respect to each JD Group Company other than in the ordinary course of business that does not constitute a JD Material Adverse Effect, there has not been:

(a)           any change in the assets, liabilities, financial condition or operating results of such JD Group Company apart from that reflected in the JD Financial Statements, except changes, that, individually or in the aggregate, would not result in a JD Material Adverse Effect;

(b)           any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, would result in a JD Material Adverse Effect;

(c)           any waiver by any JD Group Company of a material right or, except as would not, individually or in the aggregate, have a JD Material Adverse Effect;

(d)           any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by any JD Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that would not, individually or in the aggregate, have a JD Material Adverse Effect;

(e)           any material change in any compensation arrangement or agreement with, or any resignation or termination of any JD Key Employee;

(f)            any mortgage, pledge, transfer of a security interest in, or lien created by any JD Group Company, with respect to any of the JD Group Company’s material properties or assets, except Permitted Encumbrances or as would not, individually or in the aggregate, have a JD Material Adverse Effect;

(g)           any declaration, setting aside or payment or other distribution in respect of the share capital of any of the JD Group Companies, or any direct or indirect redemption, purchase or other acquisition of share capital of the JD Group Companies;

(h)           any failure to conduct business in the ordinary course, consistent with the JD Group Companies’ past practices;

(i)            any transactions of any kind with any of its officers, directors or employees, or any members of their immediate families, or any entity controlled by any of such individuals other than in respect of continuing and ordinary course employment matters;

(j)            any other event or condition of any character, individually or in the aggregate, which would reasonably be expected to have a JD Material Adverse Effect; or

(k)           any agreement or commitment by any JD Group Company to do any of the things described in this Section 4.15.

Section 4.16         Tax Matters.

(a)           The provisions for Taxes in the respective JD Financial Statements are sufficient for the payment of all accrued and unpaid applicable Taxes of each of the JD Group Companies, whether or not assessed or disputed, as of the date of such JD Financial Statement, and since September 30, 2013, none of the JD Group Companies have incurred any Liability for Taxes, except with respect to operations in the ordinary course of business of the JD Group Companies and each JD Group Company has made adequate provisions on its books of account for all such Taxes for such period.  Each of JD Group Company has complied in all material respects with all applicable Legal Requirements, rules and regulations relating to the payment and withholding of Taxes and have, within the time and in the manner prescribed by law, withheld and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Legal Requirements.

(b)           Each of the JD Group Company has duly filed all material Tax Returns required to be filed by it has duly paid (or has had paid on their behalf) all Taxes required to be paid by it, whether or not shown on any Tax Return.  All such Tax Returns were, when filed, true, complete and correct in all material respects. There are no Encumbrances for Taxes upon any Asset and Property of any of the JD Group Companies other than Permitted Encumbrances.

(c)           No audit, investigation, assessment of Taxes, other examination by any Taxing Authority, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes (“Audit”) is presently pending with regard to any Taxes or Tax Returns of any of the JD Group Companies, except as would not have a JD Material Adverse Effect.  No notification has been received by any of the JD Group Companies that such an Audit is pending or threatened with respect to any Taxes due from or with respect to or attributable to such JD Group Company or any Tax Return filed by or with respect to such JD Group Company.  No material issue has been raised by any Taxing Authority in any such Audit of any of the JD Group Company.

(d)           No written claim has ever been made by a Governmental Entity in a jurisdiction where a JD Group Company does not file Tax Returns that such JD Group Company is or may be subject to taxation by that jurisdiction. None of the JD Group Companies are treated as residents for Tax purposes of, or is otherwise subject to income Tax in a jurisdiction other than the jurisdiction in which it has been established.

(e)           All Tax deficiencies that have been claimed, proposed, assessed or asserted against each of the JD Group Companies have been fully paid or finally settled, and no issue has been raised in any examination by any Taxing Authority that could reasonably be expected to result in the proposal or assertion of a Tax deficiency for another year not so examined. None of the JD Group Companies has received notice of any proposed or determined Tax deficiency or assessment from any Governmental Entity or Taxing Authority.  There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against any of the JD Group Companies.

(f)            Each JD Group Company has withheld or withdrawn from each payment to its employees and overseas service providers an amount of income Tax (including without limitation income Tax in the PRC) required to be withheld or withdrawn to the extent required by applicable Laws and has paid such amounts to the relevant Tax Authorities.

(g)           Any preferential Tax treatment enjoyed by any of the JD Group Companies on or prior to the Closing has been in compliance with all applicable Laws and will not be subject to any retroactive deduction or cancellation except as a result of retroactive effects of changes in the applicable Laws.

(h)           None of the JD Group Companies has been a party to or otherwise involved in any transaction, Contract or arrangement (i) otherwise than by way of a bargain at arm’s length; (ii) under which it has been or is or may be required to make any payment for goods, services or facilities provided to it which is in excess of the market value of such goods, services or facilities; (iii) under which it has been, or is or may be required to provide goods, services or facilities for a consideration which is less than the market value of such goods, services or facilities; or (iv) in consequence of which it is or might be assumed for Tax purposes to have received or paid for any goods, services or facilities an amount which differs from that actually received or paid, and no notice or enquiry has been made by any Taxing Authority in connection with any such transaction, Contract or arrangement.

Section 4.17         Anti-Corruption Laws.  None of the JD Group Companies and, to the Knowledge of JD Parent, any agent, director, officer or employee of any such Person acting on behalf of such Person, has taken any action or has been the subject of any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body regarding any offence in violation of applicable Laws relating to anti-bribery, anti-corruption, anti-money laundering, record keeping and internal control laws applicable to such Person (“Anti-Corruption Laws”), including to the extent applicable the U.S. Foreign Corrupt Practices Act and the PRC anti-corruption related laws.  Each such Person has implemented adequate procedures to ensure compliance by each director, officer or employee of such Person with applicable Anti-Corruption Laws, and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.  Each such Person is aware of and understands the applicable Anti-Corruption Laws.  No equity holder, officer or director of any JD Group Company is a candidate for political office, or an employee or officer of any government, or of any political party.

Section 4.18         Interested Party Transactions.  None of the officers or directors of a JD Group Company or any “Affiliate” or “Associate” (as those terms are defined in Rule 405 promulgated under the Act) of any JD Group Company has any agreement (whether oral or written), understanding, or is indebted to, any of the JD Group Companies, nor is any of the JD Group Companies indebted (or committed to make loans or extend or guarantee credit) to any of such persons (other than for accrued salaries, reimbursable expenses or other standard employee benefits), except (i) in connection with ordinary course employment and compensation arrangements, (ii) those disclosed in the JD Financial Statements.  No key employees of the JD Business, and to the Knowledge of JD Parent, none of the directors or key employees of the JD Group Companies or any Affiliate or Associate of any JD Group Company has, either directly or indirectly, a material interest in: (a) any person or entity which purchases from or sells, licenses or furnishes to any of the JD Group Companies any goods, property, intellectual or other property rights or services that are material to such JD Group Company; or (b) any Person that competes with such JD Group Company.  There is no agreement with respect to the ownership or control of any of the JD Group Companies other than this Agreement or any Transaction Document.

Section 4.19         Environmental and Safety Laws.  None of the JD Group Companies is in violation of any applicable Law relating to the environment or occupational health and safety in any material respect and no material expenditures are or will be required in order to comply with any such existing Law.

Section 4.20         Employee Matters.  Each JD Group Company (a) has complied in all material aspects with all applicable employment and labor Laws, employment practices generally applied to other entities in similar industry as such JD Group Company in the jurisdiction where such JD Group Company is incorporated, the terms and conditions of employment, in each case, with respect to its employees, except for accrued amounts for the underpaid employment benefit payments for which each JD Group Company has made adequate provisions in accordance with US GAAP on its books of account and which are included in JD Financial Statements; (b) has paid all wages, benefits and other required payments in the ordinary course of business; (c) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (d) other than as required by law, is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees.  No complaint or grievance relating to the labor practices of any of the JD Group Companies is pending or, to the Knowledge of JD Parent, threatened against any of the JD Group Companies, and (2) no charges are pending or, to the Knowledge of JD Parent, threatened before any Governmental Entity responsible for the prevention of unlawful employment practices with respect to any of the JD Group Companies, except in the case of each of (1) and (2) above as would not have a JD Material Adverse Effect.

Section 4.21         Exempt Offering; Investment Company.

(a)           The offer and sale of the JD Shares under this Agreement are or shall be exempt from the registration requirements and prospectus delivery requirements of the Act, and from the registration or qualification requirements of any other applicable securities laws and regulations.  None of JD Parent, its Affiliates or any person acting on its or their behalf, has engaged in any directed selling efforts (within the meaning of Regulation S under the Act) in the United States in connection with the transactions contemplated in this Agreement.

(b)           JD Parent is not, and after giving effect to the issuance and sale of the JD Shares and the application of the proceeds therefrom will not be, required to register as, an “investment company” as such term is defined in the U.S. Investment Company Act of 1940, as amended.

Section 4.22         No Other Business.  The JD Group Companies are engaged solely in the JD Business and have no other material activities.

Section 4.23         Minute Books.  The minute books of each JD Group Company have been made available to Tencent Parent upon request and each such minute books provided contains a complete summary of all meetings and actions taken by directors and shareholders or owners of such JD Group Company since January 1, 2011, and reflects all transactions referred to in such minutes accurately in all material respects.

Section 4.24         Key Employees.  Each of the JD Key Employees is currently devoting sufficient time to the conduct of the JD Business in order for such key employees to perform his or her duties in the ordinary course.

Section 4.25         Insurance.  The JD Group Companies have or benefit from insurance of the type and amounts (subject to reasonable deductibles) consistent with normal industry practices in the PRC for similar companies to allow them to receive adequate compensation for any of the losses that they may incur.

Section 4.26         Insolvency and Winding-Up.  Both before and after giving effect to the transactions contemplated hereby, the aggregate assets, at a fair valuation, of each JD Group Company will exceed their aggregate debt, as the debt becomes absolute and matures.  No order or petition has been presented or resolution passed for the administration, winding-up, dissolution or liquidation of any JD Group Company and no administrator, receiver or manager has been appointed in respect thereof.  None of the JD Group Companies has commenced any other proceeding under any bankruptcy, reorganization, composition, arrangement, adjustment of debt, release of debtors, dissolution, insolvency, liquidation or similar Law of any jurisdiction and no such proceedings have been commenced against any JD Group Company.

Section 4.27         SEC Filings.  The Form F-1 filed on January 30, 2014 by JD Parent with the SEC in connection with the proposed initial public offering of JD Parent complies in all material respects with the requirements under the Act and the applicable rules and regulations thereunder, and did not, when so filed, and (except as regarding disclosure on the transactions contemplated by this Agreement and the other Transaction Documents) does not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

ARTICLE V.

COVENANTS

Section 5.01         Post-Closing Obligations.

(a)           Further Assurances. Subject to the terms and conditions of this Agreement, Tencent Parent and JD Parent will, and cause their respective Subsidiaries and controlled Affiliates to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate the transactions contemplated by this Agreement and the Transaction Documents and  (i) in the case of Tencent Parent, to assure to the JD Group Companies all of the equity interests of the Transferred Companies and to substantially assure the JD Group Companies and Transferred Companies acquiring Transferred Assets or Reorganization In Assets, as the case may be, and their respective successors or assigns, the transfer to such JD Group Company or Transferred Company, and the ownership, possession and control by the JD Group Companies of all of the equity interests of the Transferred Companies, the Transferred Assets and the Reorganization In Assets, as applicable, at or as promptly as practicable following the Closing, and, (ii) in the case of JD Parent, to substantially assure to  Tencent Parent or its Subsidiary or Affiliate acquiring the Reorganization Out Assets, and the ownership, possession and control by Tencent Parent or its Subsidiaries and Affiliates of all the Reorganization Out Assets. On and after the Closing Date, and subject to the provisions of this Agreement, Tencent Parent and JD Parent agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to implement the transactions contemplated by this Agreement and the other Transaction Documents.  On or prior to two (2) Business Days from the date hereof, Tencent Parent shall deliver, or cause to be delivered, to JD Parent the duly executed resignations of the directors of each Transferred Company, in each case, acknowledging the release of any claims against such Transferred Company.  Prior to March 31, 2014, Tencent Parent shall, directly or indirectly, acquire control of 90.1% of the equity interests of the Investee, and, from and after such date and except as set forth in the Transaction Documents, shall have the ability to cause the transfer of all such equity interests in the Investee.

(b)           Undisclosed Assets.  If after the date hereof Tencent Parent or any of its Subsidiaries shall determine that any material assets of any of them, or any material Contract to which any of them is a party, which on the date hereof relates exclusively to the Transferred Assets or is used exclusively in the Transferred Business or exclusively by any of the Transferred Companies (other than the Excluded Business), has not been transferred or assigned to a JD Group Company (other than the Transferred Assets transferred after Closing pursuant to the Post-Closing Execution Covenants in accordance with this Section 5.01), then Tencent Parent shall as soon as reasonably practicable disclose the existence and nature of such asset or Contract to JD Parent, and provide all information reasonably requested by JD Parent with respect thereto.  Following such disclosure, JD Parent may, at its sole discretion, determine to have such asset or Contract transferred to one of its Subsidiaries, or assigned to one of its Subsidiaries, as the case may be, in which case Tencent Parent shall promptly cause the transfer or assignment of such asset or Contract (subject to receipt of any required approvals) to JD Parent’s Subsidiary. No additional consideration shall be payable by JD Parent with respect thereto.

(c)           Unintended Assets. If after the date hereof JD Parent or any of its Subsidiaries shall determine that any material assets of any of them, or any material Contract to which any of them is a party, which on the date hereof relates exclusively to the Excluded Business or is used exclusively in the Excluded Business, has been transferred or assigned to a JD Group Company (other than the Transferred Assets transferred after Closing pursuant to the Post-Closing Execution Covenants in accordance with this Section 5.01), then JD Parent shall as soon as reasonably practicable disclose the existence and nature of such asset or Contract to Tencent Parent, and provide all information reasonably requested by Tencent Parent with respect thereto.  Following such disclosure, Tencent Parent may, at its sole discretion, determine to have such asset or Contract transferred to one of its Subsidiaries, or assigned to one of its Subsidiaries, as the case may be, in which case JD Parent shall promptly cause the transfer or assignment of such asset or Contract (subject to receipt of any required approvals) to Tencent Parent’s Subsidiary. No additional consideration shall be payable by Tencent Parent with respect thereto.

(d)           The agreements and covenants of Tencent Parent and JD Parent set forth in this Section 5.01 and under the Transition Cooperation Agreement are the “Post-Closing Execution Covenants.” Tencent Parent shall be liable for any and all fees, costs or expenses incurred in connection with the performance of Post-Closing Execution Covenants to the extent and in the manner stated in the Transition Cooperation Agreement. Pending the assignment or transfer of any Transferred Assets to a JD Group Company or Reorganization In Assets to a Transferred Company pursuant to any Transaction Document, Tencent Parent shall cause its Subsidiaries and Affiliates to provide the JD Group Companies and the Transferred Companies with the substantial benefits of the Transferred Assets and the Reorganization In Assets, as applicable, and JD Parent shall cause its Subsidiaries and Affiliates to accept the burdens and obligations and costs of the Transferred Assets or Reorganization In Assets, in each case, in the manner set forth in the Transition Cooperation Agreement.  Pending the assignment or transfer of any Reorganization Out Assets to a Subsidiary or Affiliate of Tencent Parent, JD Parent shall cause its Subsidiaries and Affiliates to provide Tencent Parent and its Subsidiaries and Affiliates with the substantial benefits of the Reorganization Out Assets, as applicable, and Tencent Parent shall cause its Subsidiaries and Affiliates to accept the burdens and obligations and costs of the Reorganization Out Assets, in each case, in the manner set forth in the Transition Cooperation Agreement.

Section 5.02         Confidentiality.

(a)           Following the Closing, (a) Tencent Parent shall, and shall cause its Subsidiaries, Affiliates and Representatives to, treat and hold as confidential any and all information relating to this Agreement and the Transaction Documents, the transactions contemplated hereby and by the Transaction Documents, the Transferred Business, the Transferred Assets, the Reorganization In Assets, the Transferred Companies and all other information which is confidential and proprietary information with respect to the JD Group Companies and their respective businesses, and (b) JD Parent shall, and shall cause its Subsidiaries, Affiliates and Representatives to, treat and hold as confidential any and all information relating to this Agreement and the Transaction Documents, the transactions contemplated hereby and by the Transaction Documents, the Excluded Businesses, the Reorganization Out Assets and all other information which is confidential and proprietary information with respect to Tencent Parent and its Subsidiaries, Affiliates and businesses (such information collectively, “Confidential Information”), provided, however that,

(i)            if any of the Persons referred to in (a) or (b) above becomes legally compelled to disclose any Confidential Information, such Person shall provide JD Parent (in the case of Tencent Parent or its Subsidiary, Affiliates or Representative) or Tencent Parent (in the case of JD Parent or its Subsidiary, Affiliates or Representative)

with prompt written notice of such requirement so that the Person which owns or controls such Confidential Information may at its own cost seek a protective order or other remedy, provided that nothing herein shall restrict a disclosing party from making timely and accurate disclosures to any securities regulator if so required under applicable securities Laws and regulations or the rules of any stock exchange,

(ii)           in the event that such protective order or other remedy is not obtained, or such party owning or controlling such Confidential Information waives compliance with this Section 5.01(d), such legally compelled party shall furnish only that portion of the Confidential Information which is legally required to be provided and exercise its reasonable best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information,

(iii)          the parties hereto agree and acknowledge that remedies at law for any breach of obligations under this Section 5.01(d) are inadequate and that in addition thereto the non-breaching Party shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any such breach; and

(iv)          notwithstanding the foregoing, information or other materials or data disclosed to or otherwise in the possession of a Person described in (i) above prior to disclosure by JD Parent or its Subsidiaries and Affiliates, or in the possession of a Person described in (a)(ii) above prior to disclosure by Tencent Parent or its Subsidiaries and Affiliates, or which is otherwise publicly available through no breach by a Persons of any obligation of confidence, shall not be Confidential Information.

(b)           Notwithstanding the other provisions of this Section 5.03, (i) the JD Group Companies may disclose any Confidential Information to any sponsor, underwriter, professional adviser of such sponsors and underwriters and investors in connection with JD Parent’s proposed Qualified IPO (as defined in the Restated Shareholders Agreement), as long as such Person has been advised of the confidential nature of information and has agreed to keep such information confidential and (ii) the JD Group Companies may disclose to the extent required any Confidential Information to any regulator or in the registration statement, prospectus, announcements and other documents filed, issued or released in connection with such offering, and at investor meetings and roadshows for the Qualified IPO; provided that to the extent disclosure of any Confidential Information to any regulator or in any filing includes any Tencent Information (as defined below), any disclosure of such Tencent Information shall be subject to the provisions of Section 5.04(a).  Notwithstanding the foregoing, no Transaction Document, other than this Agreement, the Restated Articles as set forth in Exhibit B, the IPO Articles as set forth in Schedule 7, the Restated Shareholders Agreement as set forth in Exhibit C, the IPO Subscription Agreement and the BCA as set forth in Exhibit A, in each case, without the schedules and exhibits thereto, may be publicly filed or otherwise made publically available without the prior written consent of Tencent Parent (such consent not to be unreasonably withheld or delayed) and in no event will competitively sensitive information in any Transaction Document be filed or otherwise made publicly without redactation to the fullest extent permitted by applicable Law.

(c)           Tencent Parent and JD Parent shall be fully liable and responsible pursuant to this Agreement for any breach of this Section 5.01(d) by their respective Subsidiaries, Affiliates, officers, employees, accountants, counsel and other Representatives.

Section 5.03         Public Disclosure.  None of Tencent Parent, JD Parent or their respective Subsidiaries or Affiliates shall issue or cause the publication of any press release or other public announcement or disclosure to any third party of the existence or any subject matter, terms or conditions of this Agreement or the Transaction Documents unless approved by the other party prior to release, announcement or disclosure, except as (a) required for the pursuit of the third-party Approvals required pursuant to the Post-Closing Execution Covenants, (b) required for the performance of the Parties’ obligations pursuant to this Agreement and the Transaction Documents, (c) otherwise required by Law (including securities Laws) or by stock exchange rules, and (d) in connection with JD Parent’s Qualified IPO (as defined in the Restated Shareholders Agreement), provided that in each of (a) — (c) above, the disclosing party shall provide the non-disclosing party with a reasonable opportunity to comment on any such press release, public announcement or disclosure.

Section 5.04         Cooperation.

(a)           Qualified IPO.

(i)            In connection with a Qualified IPO (as defined in the Restated Shareholders Agreement) of JD Parent, Tencent Parent agrees to provide reasonable cooperation to JD Parent in connection with such Qualified IPO, including without limitation by providing all information regarding the Transferred Companies, the Transferred Assets, the Reorganization In Assets or Tencent Parent and its Subsidiaries and Affiliates requested by JD Parent (and as required under applicable U.S. securities laws) for the purpose of any filings with the SEC and any other financial information, including without limitation carve-out financial statements, information for pro forma financial statements, information required in converting any financial statements to US GAAP (such information, the “Tencent Information”), reasonable ongoing accounting assistance to JD Parent’s auditors in connection with the preparation of any financial statements and comfort letters, the ongoing reasonable assistance of Tencent Parent and Tencent Parent’s auditors in connection with such financial statement, any audit of financial statements and comfort letters and voting all of its JD Shares, and causing any director appointed to the Board of Directors of JD Parent to vote (subject to such director’s fiduciary duties to JD Parent), in favor of all resolutions required for the purposes of consummating the Qualified IPO.

(ii)           Prior to making any filings with the SEC in connection with the Qualified IPO that includes any Tencent Information, Tencent Parent and its counsel shall be given a reasonable opportunity to review and comment on any such SEC filing before it is filed with the SEC (to the extent it has not already had the opportunity to previously comment on substantially similar presentation of such Tencent Information), and JD Parent shall give reasonable and good faith consideration to any comments made by Tencent Parent and its counsel. JD Parent shall provide Tencent Parent and its counsel with (i) any comments or other communications, whether written or oral, that JD Parent or its counsel may receive from time to time from the SEC or its staff with respect to the Tencent Information set forth in such SEC filing promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to comment on JD Parent’s response to comments related to the Tencent Information and to provide comments on any response (to which reasonable and good faith consideration shall be given) with respect to the Tencent Information. Tencent Parent shall ensure that it acts efficiently and cooperatively with respect to the commenting process under this Section 5.04(a)(ii) and, in particular in a manner that does not interfere with the timetable for the Qualified IPO.

Section 5.05         Release of Claims.

(a)           From and after the Closing, except as arising out of actions or omissions occurring after the Closing Date or arising as a result of this Agreement or the Transaction Documents,  Tencent Parent hereby waives and releases, on behalf of itself and each of its Subsidiaries and Affiliates, each of the Transferred Companies and the Investee and its Subsidiaries from, to the fullest extent permitted by applicable Law, from any and all Liabilities (other than ordinary course receivables incurred in the normal operations of the Transferred Companies or the Investee and its Subsidiaries and included in the working capital of such entities), rights, defenses, claims and causes of action, known or unknown, foreseen or unforeseen which Tencent Parent or any of its Subsidiaries or Affiliates has or may have in the future against the Transferred Companies and the Investee and its Subsidiaries with respect to matters arising prior to the Closing Date.

(b)           From and effective on June 10, 2014, Tencent Parent hereby waives and releases, on behalf of itself and each of its Subsidiaries and Affiliates, each of the Transferred Companies and the Investee and its Subsidiaries from, to the fullest extent permitted by applicable Law, from any and all Liabilities, rights, defenses, claims and causes of action, known or unknown, foreseen or unforeseen which Tencent Parent or any of its Subsidiaries or Affiliates has or may have in the future against the Transferred Companies and the Investee and its Subsidiaries under or with respect to any of the shareholder loans incurred by any of the Transferred Companies or the Investee or its Subsidiaries to Tenent Parent or any of its Subsidiaries or Affiliates  prior to the Closing Date,  Such  shareholder loans incurred prior to the Closing Date shall remain outstanding until June 10, 2014, shall be non-interest bearing and unsecured, shall not be payable prior to June 11, 2014 and shall automatically and irrevocably be waived and released pursuant to this Section 5.05(b), to the fullest extent permitted by Law, on June 10, 2014.

Section 5.06         Tax Matters.  Following the Closing, JD Parent and Tencent Parent shall (i) reasonably cooperate with each other in furnishing information and documents in connection with any Tax Return filing obligations, actions, proceedings, arrangements or disputes of any nature (other than any disputes for which an indemnity claim has been made in accordance with Article VI) with respect to Tax imposed with respect to the Transferred Companies, the Transferred Assets, the Reorganization In Assets, the Reorganization Out Assets and the business of the Transferred Companies; and (ii) furnish or cause to be furnished to each other (each at its own expense), as promptly as reasonably practicable, such information (including access to books and records) relating to the Transferred Companies, the Transferred Assets, the Reorganization In Assets, the Reorganization Out Assets and the business of the

Transferred Companies as is reasonably necessary for the filing of any such Tax Returns, for the preparation of any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes (other than with respect to any claims or suits for which an indemnity claim has been made under Article VI).

Section 5.07         Notification of Certain Matters.  Prior to the completion of the Post-Closing Execution Covenants, Tencent Parent shall give prompt written notice to JD Parent of any failure of Tencent Parent or any of its Subsidiaries in any material respect to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.07 shall not limit or otherwise affect any remedies available to the party receiving such notice.

Section 5.08         Compliance with Transaction Documents and Restated Shareholders Agreement.  Tencent Parent hereby covenants and agrees with JD Parent and JD Parent hereby covenants and agrees with Tencent Parent to cause each covenant and agreement of its Subsidiaries or Affiliates party to each of the Transaction Documents to be fully performed, satisfied and discharged, as if such covenants and agreements were set forth herein and repeated by Tencent Parent or JD Parent (as applicable) hereunder as a primary obligor. Tencent Parent further covenants and agrees with JD Parent to cause any Subsidiary or Affiliate holding any Ordinary Shares subject to the terms of the Restated Shareholders Agreement to comply with the terms and conditions of the Restated Shareholders Agreement and shall not permit the transfer (directly or indirectly, including through a change of control of any such Subsidiary) any Ordinary Shares other than in accordance with the Restated Shareholders Agreement.

Section 5.09         Articles of Association.  The articles of association of JD Parent to be adopted in connection with JD Parent’s initial public offering, the IPO Articles shall be substantially in the form set forth as Schedule 7 hereto. Prior to the Lock-Up Expiration Date (as defined in the Restated Shareholders Agreement), JD Parent hereby agrees and covenants not to amend or otherwise modify sections 14, 90, and 91 of the IPO Articles (and any defined terms used therein) or make changes to the matters addressed therein in form or in substance without the prior written consent of Tencent Parent, which shall not be unreasonably withheld or delayed.

Section 5.10         Employment Agreement.

(a)           The employment agreement between the Founder and JD Parent in connection with JD Parent’s initial public offering shall be in the form set forth as Schedule 8 hereto (“Offshore Employment Agreement”), and JD Parent and the Founder shall enter into such Offshore Employment Agreement prior to consummation of the Qualified IPO (as defined under the Restated Shareholders Agreement). JD Parent hereby agrees and covenants with Tencent Parent that for the three (3) year period following the date hereof it will not amend or otherwise modify sections 10 and 11 of the Offshore Employment Agreement (and any defined terms used therein) or make changes to the matters addressed therein in form or in substance without the prior written consent of Tencent Parent (not to be unreasonably withheld or delayed).

(b)           As of the date hereof, JD Parent has entered into an employment agreement with the Founder in the form set forth as Schedule 9 hereto (“PRC Employment

Agreement”). JD Parent hereby agrees covenants with Tencent Parent that for the three (3) year period following the date hereof, it will not to amend or otherwise modify any provisions of the PRC Employment Agreement relating to non-compete provisions (and any defined terms used therein) in form or in substance without the prior written consent of Tencent Parent (not to be unreasonably withheld or delayed).

Section 5.11         Conversion to ADSs  JD Parent agrees that as and when requested by Tencent Parent in compliance with the Restated Shareholders Agreement and applicable U.S. securities laws, JD Parent shall promptly take all steps reasonably necessary to facilitate the conversion of the JD Shares into American Depositary Shares of JD Parent (“ADSs”) and removing any legends on such JD Shares, through the customary processes to be established with the depositary for such ADSs.

ARTICLE VI.

INDEMNIFICATION

Section 6.01         Indemnification by JD Parent.

(a)           Subject to the other provisions of this Section 6.01 and Schedule 5 (Limitations on Liability), JD Parent shall indemnify and hold harmless Tencent Parent, each Subsidiary of Tencent Parent and its directors, officers, employees, Affiliates, agents and assigns (each, a “Tencent Indemnitee”) against any losses, liabilities, damages, liens, penalties, diminution in value, costs and expenses, including reasonable advisor’s fees and other reasonable expenses of investigation and defense of any of the foregoing (collectively, “Losses”), incurred by such Tencent Indemnitee as a result of or arising out of (i) any breach or violation of, or inaccuracy in, any representation or warranty (other than the Fundamental JD Warranties) made by JD Parent and/or any of its Subsidiaries and Affiliates in this Agreement or any Transaction Document or any claim by any third party alleging, constituting or involving such a breach violation or inaccuracy; (ii) any breach or violation of, or inaccuracy in, any Fundamental JD Warranties made by JD Parent and/or any of its Subsidiaries and Affiliates in this Agreement or any Transaction Document or any claim by any third party alleging, constituting or involving such a breach, violation or inaccuracy; (iii) any breach or violation of, or failure to perform, any covenants or agreements made by or on behalf of, or to be performed by, JD Parent and/or any of its Subsidiaries and Affiliates in this Agreement or any Transaction Document, or any claim by any third party alleging, constituting or involving any such breach or violation or default or failure to perform; (iv) fraud and (v) the Assumed Liabilities.

Section 6.02         Indemnification by Tencent Parent.

(a)           Subject to the other provisions of this Section 6.02 and Schedule 5 (Limitations on Liability), Tencent Parent shall indemnify and hold harmless JD Parent, each Subsidiary of JD Parent and its respective directors, officers, employees, Affiliates, agents and assigns (each, a “JD Indemnitee”) against any Losses incurred by such JD Indemnitee as a result of or arising out of (i) any breach or violation of, or inaccuracy in, any representation or warranty

(other than the Fundamental Tencent Warranties) made by or on behalf of Tencent Parent or any of its Subsidiaries or Affiliates in this Agreement or any Transaction Document or any claim by any third party alleging, constituting or involving such a breach violation or inaccuracy; (ii) any breach or violation of, or inaccuracy in, any Fundamental Tencent Warranty made by or on behalf of Tencent Parent or any Subsidiary or Affiliate of Tencent Parent in this Agreement or any Transaction Document or any claim by any third party alleging, constituting or involving such a breach violation or inaccuracy; (iii) any breach or violation of, or failure to perform, any covenants or agreements (other than the Post-Closing Execution Covenants) made by or on behalf of, or to be performed by, any of Tencent Parent or any Subsidiary or Affiliate of Tencent Parent under this Agreement or any Transaction Document, or any claim by any third party alleging, constituting or involving any such breach or violation or default or failure to perform; (iv) any breach or violation of, or default in connection with, or failure to perform, the Post-Closing Execution Covenants made by or on behalf of, or to be performed by, Tencent Parent or any Subsidiary or Affiliate of Tencent Parent in this Agreement or any Transaction Document, or any claim by any third party alleging, constituting or involving any such breach or violation or default or failure to perform; (v) fraud; (vi) the Retained Liabilities and the Excluded Businesses; and (vii) any act or omission of any director of a Transferred Company during the period on and from Closing through the date JD Parent or its Subsidiaries or Affiliates receives an executed and effective resignation of such director, acknowledging no claims against such Transferred Company (except to the extent such act or omission was taken on the express written instructions of JD Parent).

(b)           Without limiting the foregoing, any Losses as a result of or arising out Section 6.02(a)(iv), shall include without limitation additional costs or expenses incurred as a result of or arising out of procuring or acquiring a substitute for any such Transferred Assets or Reorganization In Assets (including by way of severing, partially assigning or novating any agreement or Contract underlying or in connection with such Transferred Asset or Reorganization In Assets).

(c)           Notwithstanding the foregoing, the rights of  JD Parent or any JD Indemnitee to indemnification for any  Relevant Claim, and the obligations of the Tencent Parent and its Subsidiaries and Affiliates to indemnify JD Parent and  the JD Indemnitees with respect to such Relevant Claim, shall continue in full force and effect until December 31, 2014, at which time they shall terminate unless JD Parent or such JD Indemnitee has given notice of such Relevant Claim (such notice to contain reasonable details of the basis for the Relevant Claim, to the extent reasonably practicable) to the applicable Indemnifying Party under the Transaction Documents on or prior December 31, 2014. To the extent notice of a Relevant Claim has been given by JD Parent or any JD Indemnitee on or prior to December 31, 2014 in accordance with this Section 6.02(c), the indemnification provisions of this Agreement (and the equivalent provisions of any other Transaction Documents) shall apply to such Relevant Claim, which shall  be resolved or finally determined in accordance with Section 7.13 hereof.

Section 6.03         Materiality. Notwithstanding any other provision in this Agreement, for the purposes of Section 6.02 (Indemnification by Tencent Parent) and Schedule 5 (Limitations on Liability) hereof,  in determining (a) the existence of any breach, violation or inaccuracy of any representation or warranty under this Agreement or under any Transaction Document, and (b) the amount of any Losses suffered by any JD Indemnitee as a result of, arising out or in connection with any such breach, violation, inaccuracy in each such case for which Tencent Parent is required to indemnify and hold harmless the JD Indemnitees pursuant to this Article VI and Schedule 5 hereof,  all qualifications and limitations in such representations and warranties, included or incorporated into this Agreement (including pursuant to Section 3A.01 (Repetition of Representations and Warranties)) and any of the Transaction Documents, in each case, with respect to material adverse effect, Tencent Material Adverse Effect, materiality, material or similar terms shall be entirely disregarded and will not have any effect, except that this Section 6.03 shall not apply to the extent that (i) any such representation or warranty relates to whether a Tencent Material Adverse Effect or other material adverse effect has occurred; or (ii) any such term is used to limit or restrict an exception or carve out to any such representation or warranty.

Section 6.04         Reliance.  JD Parent and Tencent Parent acknowledge and agree that (i) JD Parent has entered into this Agreement and agreed to cause certain JD Group Companies to acquire the Transferred Companies (including the Reorganization In Assets to be acquired by such Transferred Companies) and the Transferred Assets, as well as to the allotment and issuance of the JD Shares to Tencent Parent or its Subsidiary hereunder, in reliance on the representations and warranties, and covenants and agreements, made by Tencent Parent in this Agreement and by Tencent Parent and/or certain of its Subsidiaries and Affiliates in the other Transaction Documents; and (ii) Tencent Parent has entered into this Agreement and agreed to subscribe, or to cause one of its Subsidiaries to subscribe, for the JD Shares in reliance on the representations and warranties, and covenants and agreements, made by JD Parent in this Agreement and by certain JD Group Companies in the other Transaction Documents. The Parties expressly acknowledge and agree that part of the consideration for Tencent Parent’s agreement hereunder to cause the sale and transfer of the Transferred Companies (including the Reorganization In Assets to be acquired by such Transferred Companies) and the Transferred Assets to certain JD Group Companies is the allotment and issuance of JD Shares hereunder.

Section 6.05         Investigation. The right to indemnification will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement made by a party hereto or any other matter.  The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreement, will not affect the right to indemnification hereunder based on any such representation, warranty, covenant or agreement.  No Tencent Indemnitee or JD Indemnitee, as applicable, shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Tencent Indemnitee or JD Indemnitee to be entitled to indemnification hereunder.

Section 6.06         Claims Process.

(a)           If any third party shall notify either any Tencent Indemnitee or any JD Indemnitee (such party seeking indemnity, for the purposes of this Section 6.06, the “Indemnified Party”) in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against the Indemnifying Party under this Article VI, then the Indemnified Party shall promptly (i) notify Tencent Parent or JD Parent (such party, for the purposes of this Section 6.06, the “Indemnifying Party”) thereof in writing and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail, to the extent reasonably practicable,  the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), and the basis of the Indemnified Party’s request for indemnification under this Agreement. The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent any Losses are increased by an amount in excess of US$50,000 by the failure of the Indemnified Party to promptly notify the Indemnifying Party.

(b)           Upon receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by, within (30) days of receipt of the Claim Notice, notifying the Indemnified Party in writing that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to control and settle the proceeding, provided, that, (i) any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnified Party which consent shall not be unreasonably withheld or delayed; and (ii) and the Indemnifying Party shall keep the Indemnified Party reasonably informed of the progress of such defense on a regular basis.

(c)           If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the person asserting the Third Party Claim or any cross complaint against any person. The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim for which indemnity is sought under this Agreement, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement (except for its consent required under Section 6.06(b) above) of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 6.06(b).

(d)           In the event of a Third Party Claim for which the Indemnifying Party elects not to assume the defense or fails to make such an election within thirty (30) days of the Claim Notice, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party; provided, that, any such settlement or compromise shall be permitted hereunder only with the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 6.07         Exclusive Remedy.  Notwithstanding any other provision contained herein, this Article VI shall be the sole and exclusive monetary remedy of the parties hereto for any claim arising out of or resulting from this Agreement and the transactions contemplated hereby, except that no limitation or exceptions with respect to the obligations or liabilities on JD Parent or Tencent Parent provided in the foregoing sub-sections under this Article VI or Schedule 5 (Limitations on Liability),  shall apply to a Loss incurred by any JD Indemnitee or Tencent Indemnitee, as applicable, arising due to the fraud or fraudulent misrepresentation of Tencent Parent or JD Parent, as applicable.  Nothing in this Article VI or elsewhere in this Agreement shall affect the parties’ rights to specific performance or other equitable or non-monetary remedies with respect to the covenants and agreements in this Agreement or any of the other Transaction Documents or that are to be performed at or after the Closing; provided that for the avoidance of doubt, nothing contained herein shall permit any party to rescind this Agreement or any other Transaction Document.

Section 6.08         Set-Off.  The Indemnified Party shall be entitled to set-off any Losses (once finally determined in accordance with this Agreement, including Article VI and Section 7.13) against any amount owed by the Indemnified Party to the Indemnifying Party under any Transaction Document.

ARTICLE VII.

MISCELLANEOUS

Section 7.01         Survival of Representations, Warranties, Covenants and Agreements.

(a)           Representations, Warranties, Covenants and Agreements of JD Parent.  The representations and warranties made herein by JD Parent shall survive for eighteen (18) months after the Closing, provided that the Fundamental JD Warranties shall survive perpetually. Subject to Section 6.02(c) the covenants and agreements of JD Parent shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements of JD Parent which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement, provided that the Post-Closing Execution Covenants of Tencent Parent (insofar as they relate to Tencent Parent’s and its Subsidiaries’ and Affiliates’ obligations to make the Required Transfers to  the JD Group Companies pursuant to the Transaction Documents) shall survive and continue in full force and effect until December 31, 2014, at which time they shall terminate unless JD Parent or any other JD Indemnitee has given notice of such Relevant Claim (such notice to contain reasonable details of the basis for the Relevant Claim, to the extent reasonably practicable) to the applicable Indemnifying Party under the Transaction Documents on or prior December 31, 2014.

(b)           Representations, Warranties, Covenants and Agreements of Tencent Parent. The representations and warranties made herein by Tencent Parent shall survive for eighteen (18) months after the Closing, provided that the Fundamental Tencent Warranties shall survive perpetually. The covenants and agreements of Tencent Parent set forth herein or in any other Transaction Document shall survive the Closing until fully discharged in accordance with their terms, except for those covenants and agreements of Tencent Parent which shall be complied with or discharged prior to the Closing in accordance with the terms of this Agreement.

(c)           Notwithstanding the foregoing sub-clauses (a) and (b), any breach of any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the sub-clause (a) and (b) above, if notice of the inaccuracy or breach thereof giving rise to such right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

Section 7.02                            Costs and Expenses.  Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise expressly provided herein, each of the parties shall bear all expenses and costs incurred by it in connection with this Agreement and the transactions contemplated by any of them, including, without limitation, the fees and disbursements of any legal counsel, independent accountants or any other Person or Representative retained or appointed by such party.

Section 7.03                            Further Assurances. Any time or from time to time after the Closing, at the request of any party hereto, the parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall: (a) furnish upon request to each other such further information as reasonably requested; (b) execute and deliver to each other such other documents as reasonably required in connection with such obligations; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of transactions contemplated by this Agreement.

Section 7.04                            Addresses for Notices, Etc. All notices, requests, demands and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient in all respects and to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 7.04; (c) on the third day after mailing if mailed by first-class mail return receipt requested, postage prepaid and properly addressed as set forth in this Section 7.04; or (d) on the day after delivery to a nationally recognized overnight courier service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section:

If to Tencent Parent or Huang River:	Level 29, Three Pacific Place 1 Queen’s Road East Wanchai, Hong Kong Attention: Assistant General Counsel Telephone: +852 3148 5100 Ext: 68805 Facsimile: +852 2520 1148 richard.pu@tencent.com.hk

With a copy to each of:

Tencent Building

Kejizhongyi Avenue, Hi-tech Park\

Nanshan District, Shenzhen

518057, People’s Republic of China

Attention: General Counsel

brentirvin@tencent.com

Telephone: +86 755 8601 3388 (Ext: 82238)

Fax No.:+86 755 8601 3090 (Ext: 82238)

Attention: General Manager, M&A

Telephone: +86 755 8601 3388 (Ext: 88978)

Fax No.: +86 755 8601 3078

richardpeng@tencent.com

Davis Polk & Wardwell

The Hong Kong Club Building

3A Chater Road, Central

Hong Kong

Attention: Kirtee Kapoor; Abhishek Kolay

Facsimile: +852.2533.1720; +852.2533.1772

Email: kirtee.kapoor@davispolk.com; abhishek.kolay@davispolk.com

If to JD Parent:

JD.com, Inc.

10th Floor, Building A, North Star Century Center

No. 8 Beichen West Street

Chaoyang District, Beijing 100101

The People’s Republic of China

Attention: General Counsel

E-mail: Rain.Long@jd.com

With a copy to:

Skadden, Arps, Slate, Meagher & Flom

42/F, Edinburgh Tower, The Landmark

15 Queen’s Road Central, Hong Kong

Hong Kong

Attention: Julie Gao/Jonathan Stone

E-mail: Julie.Gao@Skadden.com or

Jonathan.Stone@Skadden.com

Any party may change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section 7.04. In no event will delivery to a copied Person alone constitute delivery to the party represented by such copied Person.

Section 7.05                            Headings.  The article, section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 7.06                            Construction.

(a)                                 The parties hereto agree that this Agreement is the product of negotiation between sophisticated parties and individuals, all of whom were represented by counsel, and each of whom had an opportunity to participate in and did participate in the drafting of each provision hereof.  Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party but rather shall be given a fair and reasonable construction without regard to the rule of contra proferentem.

(b)                                 The term “Agreement” means this agreement together with all Schedules, Annexes and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. Unless the context otherwise requires, words importing the singular shall include the plural, and vice versa. The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder,” “hereby,” “hereto,” “hereinafter,” and other words of similar import refer to this Agreement as a whole, including the Schedules, Annexes and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to articles, sections, subsections, clauses, paragraphs, schedules and exhibits mean such provisions of this Agreement and the Schedules, Annexes and Exhibits attached to this Agreement, except where otherwise stated. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require.

(c)                                  The drafting and negotiation of the representations, warranties, covenants and conditions to the obligations of the parties hereto herein reflect compromises, and certain provisions may overlap with other provisions or may address the same or similar subject matters in different ways or for different purposes.  It is the intention of the parties hereto that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, (i) the representations, warranties and covenants in this Agreement and the other Transaction Documents shall be construed to be cumulative; (ii) each representation, warranty and covenant in this Agreement shall be given full separate and independent effect; and (iii) except to the extent set forth in Section 7.17 with respect to the JD Disclosure Schedule and in corresponding provisions of the Transaction Documents with respect to the JD Disclosure Schedule or the Tencent Disclosure Schedule, no limitation in or exception to any representation, warranty or covenant shall be construed to limit or apply to any other representation, warranty or covenant unless such limitation or exception is expressly made applicable to such other representation, warranty or covenant.

Section 7.07                            Severability.  The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.08                            Entire Agreement and Amendment.

(a)                                 This Agreement, including the Transaction Documents, the JD Disclosure Schedule and the Exhibits and Schedules referred to and incorporated by reference herein that form a part of this Agreement, contains the entire understanding of the parties with respect to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract. There are no representations, promises, warranties, covenants or undertakings other than those expressly set forth in or provided for in this Agreement and the other Transaction Documents. This Agreement and the other Transaction Documents supersede all prior agreements and understandings, both oral and written, among the parties hereto with respect to the transactions contemplated by this Agreement and the other Transaction Documents (except for any matters set forth in any Transaction Document, which prevail in the event of any conflicts).

(b)                                 No party shall have any claim or remedy in respect of any statement, representation, warranty or undertaking made by or on behalf of the other party in relation to the transactions contemplated hereby which is not expressly set out in this Agreement or any other Transaction Document and any terms or conditions implied by law in any jurisdiction in relation the transactions contemplated by this Agreement are excluded to the fullest extent permitted by Law, or if incapable of exclusion, any rights or remedies in relation to them are irrevocably waived. Save as otherwise provided in this Agreement or any other Transaction Document, the only right or remedy of a party in relation to any provision of this Agreement or the relevant Transaction Document shall be for breach of this Agreement or the relevant Transaction Document, and except for any liability in respect of a breach of this Agreement or any other Transaction Document (including the right to specific performance and the indemnification provisions), no party shall owe any duty of care or have any liability in tort or otherwise to the other party in relation to the transactions contemplated by this Agreement; provided that this Section 7.08 shall not exclude any liability for (or remedy in respect of) fraud or fraudulent misrepresentation. The representations and warranties (including those qualified by Knowledge) set forth in this Agreement or in any other Transaction Document are for risk allocation between the parties hereto, and absent any intentional deceit, shall not form, individually or in the aggregate, a basis for any claim for fraud, fraudulent misrepresentation or bad faith.

(c)                                  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by each of Tencent Parent and JD Parent.

Section 7.09                            Specific Performance.  The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 7.10                            No Waiver; Cumulative Remedies. Except as specifically set forth herein (including in Article 6), the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy will preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 7.11                            Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Tencent Parent and JD Parent, and their respective successors and permitted assigns, and, with respect to Article VI, the Tencent Indemnitees and JD Indemnitees.

Section 7.12                            Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of JD Parent, in the case of assignment by Tencent Parent, or Tencent Parent, in the case of assignment by JD Parent (except that Tencent Parent may assign its right to subscribe to the JD Shares to any directly or indirectly wholly-owned Subsidiary of Tencent Parent), provided that in each case no such assignment shall relieve such party of its duties or obligations hereunder. Except as expressly set forth herein, nothing in this Agreement shall confer any claim, right, interest or remedy on any Person (other than the parties hereto) or inure to the benefit of any Person (other than the parties hereto).

Section 7.13                            Governing Law; Dispute Resolution.

(a)                                 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to its principles of conflicts of laws.

(b)                                 Consultation; Escalation. Any dispute, controversy, claim or difference of any kind whatsoever arising out of, relating to or in connection with this Agreement, or the breach, termination or invalidity hereof (including the validity, scope and enforceability of this arbitration provision) (the “Dispute”) shall first be attempted to be resolved through consultation between the parties in good faith for a period of thirty (30) days after written notice has been given to the other party in accordance with Section 7.04 (the “Consultation Period”). Such resolution may include agreeing upon a proposed plan specifying the steps to be taken, and the time period for taking such steps.  At any time during such Consultation Period, any relevant party may escalate the matter to the Chief Executive Officers of Tencent Parent and JD Parent who will attempt in good faith and use their best efforts to resolve the matter.  The parties agree that all discussions contemplated under this Section 7.13(b) will be conducted in good faith and that such executives and officers will use their best efforts to resolve the Dispute and preserve the arrangements contemplated under this Agreement. Notwithstanding any other provision contained herein, any party shall have the right in its sole discretion to seek emergency and/or interim measures at any time after the posting of a request for consultation.

(c)                                  Arbitration. If the Dispute remains unresolved upon expiration of the Consultation Period, any Party may in its sole discretion elect to submit the Dispute to be finally settled by arbitration with notice to any other Party or Parties.  The arbitration shall be conducted in Hong Kong and shall be administered by the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules in force at the time of the commencement of the arbitration.  The arbitration tribunal shall consist of three arbitrators.

The language of the arbitration shall be English. The seat of the arbitration shall be Hong Kong.  The decision of the arbitrators (by rule of majority) shall be final and binding on the parties.

Section 7.14                            Table of Contents and Captions. The Table of Contents and captions of the Articles and Sections of this Agreement are solely for convenient reference and shall not be deemed to affect the meaning or interpretation of any provision of this Agreement.

Section 7.15                            Schedules, Exhibits and Certificates. All Schedules and Exhibits referred to herein form an integral part of this Agreement and shall be deemed to be part of this Agreement to the same extent as if set forth in the text of this Agreement. Other than such representations and warranties contained herein or therein or in the Transaction Documents, no other representations or warranties as to the JD Shares, JD Parent or the other JD Group Companies, Tencent Parent, Subsidiaries of Tencent Parent or the Transferred Companies have been made or may be relied upon.

Section 7.16                            Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. Facsimile or electronic transmission of a counterpart hereto shall constitute an original hereof.

Section 7.17                            Disclosure Schedule Matters.  JD Parent has set forth information on the JD Disclosure Schedule in a section thereof that corresponds to the section of this Agreement to which it relates. A matter set forth in one section of the disclosure schedule need not be set forth in any other section so long as its relevance to such other section of the JD Disclosure Schedule or section of this Agreement is reasonably apparent on the face of the information disclosed therein to the Person to which such disclosure is being made.  The parties acknowledge and agree that (i) the disclosure schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of the other party and (ii) the disclosure by one party of any matter in the disclosure schedules shall not be deemed to constitute an acknowledgment by such party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

/s/ JD.COM, INC.

/s/ TENCENT HOLDINGS LIMITED

/s/ HUANG RIVER INVESTMENT LIMITED (for the purposes of Section 2 of the Agreement)